SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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LINCOLNWAY ENERGY, LLC

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February 14, 2013

Dear Lincolnway Energy Member:

You recently received a ballot that included proposals to raise the number of units that could be sold and to remove the $500 per unit minimum value. In a letter that accompanied the ballots, Chairman Jeff Taylor briefly addressed why your directors recommend approving these proposals. Due to questions raised by several members, the directors wish to clarify our recommendations.

First of all, please understand that at this time, the directors have no intention to sell any units at any price. Our sole purpose is to position Lincolnway Energy to be prepared to raise additional capital if required, especially if it must be done on relatively short notice.

Why would Lincolnway Energy need to raise capital quickly? It is no secret that the ethanol industry is currently operating with negative margins. Although Lincolnway Energy is operating with sufficient capital right now, we cannot assume that will always be the case. The worst time to raise capital is when you really need it and have few alternatives. It takes at least several months to contact members, request authorization to raise additional capital, collect votes, and actually sell the units. The directors are not confident that we will always have that much lead time if additional capital is required.

In addition to operating capital, it is possible that Lincolnway Energy may determine that it is in the members' best interest to invest in a future joint venture or to make capital improvements that are needed to support a joint venture or the current facility. Some projects may require months of lead time to order materials and/or schedule contractors. If Lincolnway Energy must wait for member approval to raise the capital needed to enter into contracts, opportunities may be lost.

The directors believe it is in the best interest of Lincolnway Energy to remove the $500 per share minimum value on any new units that may be issued. Recent units have been selling from $450 to $500 per unit. We all want to maximize the value of our units, but we must respond to what the market is telling us.

The decision of whether to offer any additional units will involve considering and evaluating numerous and varied factors. Some examples of those factors are the requirements of the federal and state securities laws, whether the units are being issued as part of a joint venture or other transaction or to raise operating capital, what the funds are needed for, how much needs to be raised and how quickly, and the state of the markets and of Lincolnway Energy and the ethanol industry in general. All of those factors will then play into determining and setting the price for the units and the other terms of the offering of the units. Given all of those considerations and issues, the directors cannot make any promises about who any offering will be made to or what any offering might look like, but the directors do intend to consider whether under the then existing factors and circumstances it would be in Lincolnway Energy's best interest to offer some or all of the units to the members. Also playing into the considerations will be the fact that under the operating agreement no member is permitted to, in general, own or control more than 49% of the outstanding units. Please keep that fact in mind and that no units can be issued to any director or officer in those capacities without the vote of the members. No change is being proposed to either of those terms of the operating agreement.

The directors hope that it is not necessary to raise additional capital. However, after consultation with our lender and others in the industry, we believe it is in the best interest of Lincolnway Energy to have the ability to raise capital with fewer restrictions than we have now.

This letter, the proxy statement and the other proxy materials are all available on Lincolnway Energy's website, and you should be sure to carefully review all of those materials.

We appreciate your interest and support. Please feel free to contact any of the directors if you have further questions.

Sincerely,

LINCOLNWAY ENERGY BOARD OF DIRECTORS,

Jeff Taylor: 515-203-0341            Brian Conrad: 515-314-7515
Kurt Olson: 515-231-1322            Jim Hill: 515-290-3441
Tim Fevold: 515-290-6015            Richard Johnson: 515-975-5841
Bill Couser: 515-231-0614            Rick Vaughan: 641-751-2395
Terry Wycoff: 515-460-5774